                      [FOX CHASE BANCORP, INC. LETTERHEAD]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:       May 7, 2007
CONTACT:    Jerry Holbrook
            Chief Financial Officer
PHONE:      (215) 682-4107
FAX:        (215) 682-4144

                      FOX CHASE BANCORP ANNOUNCES EARNINGS
                              FOR THE FIRST QUARTER

HATBORO, PA, May 7, 2007 - Fox Chase Bancorp, Inc. (the "Company") (NASDAQ GM:
FXCB), the holding company for Fox Chase Bank (the "Bank"), today announced net income of $293,000 for the three months ended March 31, 2007, compared to net income of $268,000 for the three months ended March 31, 2006.

Highlights for the quarter included:

o The net interest margin improved during the three months ended March 31, 2007 to 2.45% compared to 2.21% during the three months ended March 31, 2006. This increase reflects the Bank's increase in noninterest-bearing demand deposits of $5.9 million at March 31, 2007 when compared to the levels at March 31, 2006. In addition, the Bank had an increase of $33.0 million of higher-yielding commercial, commercial real estate and construction loans during the three months ended March 31, 2007 when compared to the levels of such loans at March 31, 2006. The net interest margin was 2.69% during the three months ended December 31, 2006. The margin for the three months ended December 31, 2006 included substantial recoveries (approximately 0.28%) of interest income on the Bank's largest nonperforming commercial loan when this loan was collected in full in October 2006.

o An increase in total loans outstanding of $20.6 million primarily due to a $25.9 million increase in higher yielding commercial, commercial real estate and construction loans outstanding during the three months ended March 31, 2007 over the levels reported at December 31, 2006.

o Continued reductions in the levels of nonperforming assets from $3.2 million at the end of 2006 to $158,000 at March 31, 2007. The allowance for loan losses remained unchanged at $2.9 million at March 31, 2007.

BALANCE SHEET
-------------

Total assets decreased $14.7 million, or 1.9%, to $742.3 million at March 31, 2007, compared to $757.0 million at December 31, 2006. The reduction in assets was primarily due to an $18.8 million decrease in cash and cash equivalents, which was used to fund the increase of $20.6 million in loans. In addition, mortgage related securities decreased $12.3 million from December 31, 2006 to March 31, 2007 due primarily to principal payments. Investment securities available-for-sale also decreased $3.7 million as the remaining corporate bonds held by the Company matured in the first quarter.

Deposits decreased $14.5 million, or 2.4%, from $596.5 at December 31, 2006 to $582.1 million at March 31, 2007 as the Bank's funding needs decreased due to the decrease in assets. Additionally, the Bank is located in a highly competitive deposit market, which combined with the flat yield curve has created a difficult climate for gathering deposits cost effectively.

ASSET QUALITY
-------------

Nonperforming assets totaled $158,000, or 0.02% of total assets, at March 31, 2007 compared to $3.2 million, or 0.43% of total assets, at December 31, 2006. During the three months ended December 31, 2006, a loan totaling $2.9 million went past its contractual maturity and was included in the accruing loans past due 90 days or more category of nonperforming assets. The Bank extended the maturity on this loan in the first quarter of 2007 and therefore removed it from the total nonperforming assets, accounting for a majority of the $3.1 million decrease in nonperforming assets. This loan remains current on all required payments under the extension agreement and is secured by real estate. Additionally, the property is under an agreement of sale and expected to be sold in 2007.

NET INTEREST MARGIN
-------------------

As previously discussed, the Company's net interest margin was 2.45% for the three months ended March 31, 2007 compared to 2.21% for the comparable period in 2006. This improvement was primarily the result of higher loan yields and increased volume in interest- earning demand deposits produced by the proceeds received in the initial public offering. These increases were offset by decreased volume in the taxable securities due to the maturing of corporate bonds in the first quarter of 2007 as well as higher rates paid on deposits due to the higher interest rate environment and competition.

NONINTEREST INCOME
------------------

Noninterest income increased $8,000 between three-month periods ended March 31, 2007 and 2006. Noninterest income was relatively flat because increases in service charges and gains on sales of loans in the three months ended March 31, 2007 offset the previous period gain on sale of assets acquired through foreclosure.

NONINTEREST EXPENSE
-------------------

Noninterest expense increased by $271,000, or 6.5%, between the three months ended March 31, 2007 and 2006. The two largest changes period over period were an increase in salaries and benefits and a decrease in Federal Deposit Insurance Corporation insurance premiums, which directly offset each other. Salaries and benefits costs rose $322,000 between three month periods due to the hiring of a team of experienced commercial lenders and commercial credit staff in the spring of 2006 and the adoption of an Employee Stock Ownership Plan in September 2006 in conjunction with the Bank's conversion to a public entity. Federal Deposit Insurance Corporation premiums decreased $321,000 for the three months March 31, 2007 compared to 2006. The reduction in the levels of premiums was primarily due to the lifting of the Bank's Cease and Desist order on June 28, 2006 and, to a lesser extent, to changes made by the FDIC in the way it assesses financial institutions. The majority of remaining increases in operating expenses were related to the addition of the Marmora, New Jersey branch office and the opening of two loan production offices in Media and Exton, Pennsylvania in the second quarter of 2006. Additionally, marketing costs increased between periods due to additional expenditures to market and promote the Bank's commercial lending and deposit initiatives.

INCOME TAXES
------------

The Company's effective income tax rate was 11.2% and 2.2% for the three-month periods ended March 31, 2007 and 2006, respectively. These rates reflect the Company's levels of tax-exempt income for both periods relative to the overall level of taxable income.

Thomas Petro, President and CEO of the Company said, "With the Bank's credit quality problems now largely behind us, our energies are fully directed toward repositioning the Company for profitable growth. We are exerting significant energy to align our people, products and processes to deliver what clients care about most. Our substantial investment last year to recruit nineteen commercial banking, credit and cash management professionals is showing the promise that we expected. Although the local banking market remains highly competitive, we are pleased with the pace and progress of our turnaround."

Fox Chase Bancorp, Inc. is the mid-tier stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867 celebrating its 140th year of business. The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia
Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.
For more information, please visit the Bank's website at www.foxchasebank.com.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.


CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED MARCH 31,
                                                      ----------------------------
                                                           2007           2006
                                                      ------------    ------------
                                                               (UNAUDITED)
INTEREST INCOME
 Interest and fees on loans                              $5,548          $5,425
 Interest on mortgage related securities                  1,818           1,886
 Interest on investment securities available-for-sale:
   Taxable                                                  453             910
   Nontaxable                                               245             206
 Dividend income                                             66             193
 Other interest income                                    1,457             263
                                                      ------------    ------------
   TOTAL INTEREST INCOME                                  9,587           8,883
                                                      ------------    ------------

INTEREST EXPENSE
   Deposits                                               4,870           4,485
   Federal Home Loan Bank advances                          366             366
                                                      ------------    ------------
      TOTAL INTEREST EXPENSE                              5,236           4,851
                                                      ------------    ------------
      NET INTEREST INCOME                                 4,351           4,032
   Provision for loan losses                                 --              --
                                                      ------------    ------------
      NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                                     4,351           4,032
                                                      ------------    ------------

NONINTEREST INCOME
   Service charges and other fee income                     216             194
   Net gain (loss) on sale of:
      Loans                                                  57             (12)
      Assets acquired through foreclosure                    --              85
      Securities                                             --             (17)
   Income on bank-owned life insurance                      107             104
   Other                                                     56              74
                                                      ------------    ------------
      TOTAL NONINTEREST INCOME                              436             428
                                                      ------------    ------------

NONINTEREST EXPENSE
   Salaries, benefits and other compensation              2,417           2,095
   Occupancy expense                                        381             349
   Furniture and equipment expense                          229             184
   Data processing costs                                    373             329
   Professional fees                                        492             480
   Marketing expense                                        121              82
   FDIC premiums                                             20             341
   Other                                                    424             326
                                                      ------------    ------------
      TOTAL NONINTEREST EXPENSE                           4,457           4,186
                                                      ------------    ------------
      INCOME BEFORE INCOME TAXES                            330             274
   Income tax provision                                      37               6
                                                      ------------    ------------
      NET INCOME                                         $  293          $  268
                                                      ============    ============
   Earnings per share (1):
   Basic                                                 $ 0.02         $    --
   Diluted                                               $ 0.02         $    --

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on September 29, 2006, earnings per share information for the three months ended March 31, 2006 is not applicable.


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        MARCH 31,          DECEMBER 31,
                                                          2007                 2006
                                                      ------------        ------------
                                                      (UNAUDITED)
ASSETS
Cash and due from banks                               $   2,724            $   3,295
Interest-earning demand deposits in other banks         112,931              131,146
                                                      ------------        ------------
    Total cash and cash equivalents                     115,655              134,441
Investment securities available-for-sale                 66,404               70,112
Mortgage related securities available-for-sale          146,021              158,320
Loans held for sale                                       1,345                1,194
Loans, net of allowance for loan losses of $2,949
    at March 31, 2007 and December 31, 2006             376,176              355,617
Federal Home Loan Bank stock, at cost                     4,193                4,422
Bank-owned life insurance                                11,431               11,324
Premises and equipment                                   14,173               14,287
Accrued interest and dividends receivable                 3,187                3,397
Mortgage servicing rights                                 1,150                1,177
Deferred tax asset, net                                     795                1,087
Other assets                                              1,735                1,607
                                                      ------------        ------------
    TOTAL ASSETS                                      $ 742,265            $ 756,985
                                                      ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                              $ 582,059            $ 596,534
Federal Home Loan Bank advances                          30,000               30,000
Advances from borrowers for taxes and insurance           1,748                2,262
Accrued interest payable                                    280                  298
Accrued expenses and other liabilities                    1,604                2,246
                                                      ------------        ------------
    TOTAL LIABILITIES                                   615,691              631,340
                                                      ------------        ------------

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value; 1,000,000 shares
   authorized, none issued and outstanding at
   March 31, 2007 or December 31, 2006)                      --                   --
Common stock ($.01 par value; 35,000,000 shares
   authorized, 14,679,750 shares issued and
   outstanding at March 31, 2007 and December
   31, 2006)                                                147                  147
Additional paid-in capital                               62,436               62,365
Unearned common stock held by employee stock
   ownership plan                                        (5,275)              (5,371)
Retained earnings                                        69,838               69,545
Accumulated other comprehensive loss, net                  (572)              (1,041)
                                                      ------------        ------------
        TOTAL STOCKHOLDERS' EQUITY                      126,574              125,645
                                                      ------------        ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 742,265            $ 756,985
                                                      ============        ============



SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               March 31,        December 31,        March 31,
                                                 2007              2006               2006
                                             ------------       ------------       ----------
CAPITAL RATIOS(1):

Tier 1 capital (to adjusted assets)              12.81%             12.49%             8.72%
Tier 1 risk-based capital
  (to risk-weighted assets)                      26.22              26.79             18.79
Total risk-based capital
  (to risk-weighted assets)                      27.03              27.62             20.06

ASSET QUALITY INDICATORS:
Nonperforming assets:
   Nonaccruing loans                           $   158             $  284            $3,520
   Accruing loans past due 90 days or more          --              2,941               949
                                             ------------       ------------       ----------
      Total nonperforming loans                    158              3,225             4,469
   Real estate owned                                --                 --                --
                                             ------------       ------------       ----------
      Total nonperforming assets               $   158             $3,225            $4,469
                                             ============       ============       ==========

Ratio of nonperforming loans to
   total loans                                   0.04%               0.90%            1.23%
                                             ============       ============       ==========
Ratio of nonperforming loans to
   total assets                                  0.02                0.43             0.59
                                             ============       ============       ==========
Ratio of allowance for loan losses
   to total loans                                0.77                0.82             2.29
                                             ============       ============       ==========



                                                     At or for the three months ended;
                                               March 31,        December 31,       March 31,
                                                 2007              2006              2006
                                             ------------       ------------       ----------
PERFORMANCE RATIOS:
      Return on average assets (2)              0.16%              1.07%              0.14%
      Return on average equity (2)              0.94               6.48               1.68
      Net interest margin (2)                   2.45               2.69               2.21

OTHER:
      Book value per share                    $ 8.62             $ 8.56                 (3)
      Employees (full-time equivalents)          143                141                134


--------------------
(1) Represents capital ratios at Fox Chase Bank
(2) Annualized
(3) Not applicable